September 18, 2020

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Consent of Independent Registered Public Accounting Firm

We have read Item 14 of Form 10 dated September 18, 2020, of Nerium Biotechnology, Inc., and are in agreement with the statements contained in paragraphs one and two as they relate to MNP LLP. We have no basis to agree or disagree with other statements of the registrant contained therein.

Mississauga, Ontario, Canada

Chartered Professional Accountants

Licensed Public Accountants